                             EMPLOYMENT AGREEMENT

      AGREEMENT, dated July 30, 1996, by and between Golden Books Family Entertainment, Inc. (the "Company") and Eric Ellenbogen (the "Executive").

      1. Employment Term. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to enter the employ of the Company, on the terms and conditions set forth herein, commencing on the Closing Date, as defined in the Asset Purchase Agreement, dated July 30, 1996 by and among Golden Books Family Entertainment, Inc., Golden Books Productions, Inc., Broadway Video Entertainment, L.P., Broadway Video Enterprises, Inc., Lone Ranger Music, Inc., LRM Acquisition Corp. and Palladium Limited Partnership (which Closing Date hereinafter is referred to as this Employment Agreement's "Effective Date") and terminating on the fifth anniversary of the Closing Date (the "Scheduled Termination Date"), unless terminated earlier in accordance with Section 4 below (the "Employment Term"). This Agreement shall terminate if the Closing Date fails to occur on or prior to January 15, 1997.


      2. Title/Duties/Authority.
         -----------------------

            (a) During the Employment Term, the Executive shall be employed as Executive Vice President of the Company and President of the Company's Golden Books Entertainment Group. In addition, during the Employment Term the Executive shall serve on the Company's Board of Directors. The Executive's place of employment shall be in New York City, subject to required travel on Company business.

            (b) During the Employment Term, and excluding any periods of vacation, holiday and sick leave to which the Executive is entitled, the Executive agrees to devote full time during normal business hours to the business and affairs of the Company and to use the Executive's best efforts to perform faithfully and efficiently such responsibilities. During the Employment Term, it shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees,
(b) deliver lectures, fulfill speaking engagements or teach at educational institutions and (c) continue in his capacity as Director of Broadway Video, Inc. and continue to participate in its management, so long as such activities doe not interfere with the Executive's primary duties and responsibilities as an employee of the Company in accordance with this Agreement.

            (c) During the Employment Term, the Executive shall be the Company's most senior executive other than the Company's Chairman, shall report only to the Company's Chairman and shall be in charge of all entertainment-related businesses of the Company and its direct and indirect subsidiaries and affiliates from time to time (the "Company Group"), including, without limitation, library holdings, television, motion pictures, live stage, music, home video, licensing, merchandising (exclusive of juvenile print licensing), theme parks and entertainment production ("Entertainment Businesses"). During the Employment Term, the Executive shall be a member of the Company's strategic planning group and shall have day-to-day participation in all Company Group acquisitions, dispositions and other such major transactions. All employees in the Company Group's Entertainment Businesses will report to




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and be supervised by the Executive, except that (a) prior to a promotion contemplated by Section 4(b)(1)(i) hereof, the Company's Chief Operating and Financial Officer shall not report to the Executive, (b) following such promotion, the Company's Chief Operating and Financial Officer shall have dotted-line reporting to the Company's Chairman and (c) the Company's Juvenile Print Operations shall continue to report to the Company's Chairman. All personnel-related issues (e.g., hirings, terminations and compensation) relating to the Company Group's Entertainment Businesses shall be determined by the Executive, consistent with Company Group budgets, guidelines and policies, and with concurrence required by the Company's Chairman and, if necessary, by the Company Board of Directors.

            (d) The Executive shall be entitled to receive an "Executive Producer" or "Produced By" credit ("Credit") on all Company produced or Company licensed film, television, music and home video productions. Credit for such productions shall be shared with the Company's Chairman only. Fees, if any, attributed to or generated by such Credit or Credits shall belong solely to the Company.

      3. Compensation and Benefits.
         --------------------------

            (a) Base Salary. During the Employment Term, the Executive shall receive an annual base salary ("Annual Base Salary") equal to $750,000 for the first year of the term, $800,000 for the second year of the term, $900,000 for each of the third and fourth years of the term, and $1,000,000 for the fifth year of the term. The Annual Base Salary shall be paid in equal biweekly installments.

            (b)(1) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Term, an annual bonus (the "Annual Bonus") pursuant to the Company's annual incentive plans (the "Annual Plans"), pro rated (on the basis of time) in the case of a bonus for any fiscal year during which the Executive is employed for less than 12 months. The Executive shall have a target Annual Bonus of 100% of his Annual Base Salary, subject to attainment of performance goals set forth in the Annual Plans. Under the Annual Plans, the correlation of performance achievement to the percentage of the Executive's Annual Base Salary required to be paid shall be the same as is applicable to the Company's Chairman to the extent that the performance criteria are the same as, or are included as part of, the performance goals applicable to the determination of the Company Chairman's annual bonus. The other terms and conditions applicable to the Annual Bonus shall be the same as are applicable generally to other senior executives of the Company Group. Subject to the foregoing provisions of this paragraph, the Annual Plans may take into account the payments provided for in
Section 3(b)(2) hereof. Each Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus. Notwithstanding the above, it is the intent of the parties hereto that the Annual Plans meet all applicable requirements of the exemption of the payments thereunder from the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), including the requirement that the Annual Plans be approved by the shareholders of the Company prior to the payment of any bonuses thereunder. The Company shall use all reasonable efforts to ensure that the Annual Plans meet such requirements. The


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Board may award the Executive bonuses other than pursuant to the Annual Plans in its discretion.

            (2) Certain Special Payments. The Company shall pay the Executive $250,000 with respect to the first year of the Employment Term (the "First Payment") and $200,000 with respect to the second year of the Employment Term (the "Second Payment"), as follows: (i) a pro rata portion of the First Payment (representing the portion of the first year of the Employment Term occurring prior to the end of the fiscal year of the Company in which the Effective Date occurs) shall be paid within two and one-half months after the end of the fiscal year of the Company in which the Effective Date occurs, (ii) the remainder of the First Payment shall be paid within three months after the end of the first year of the Employment Term, (iii) a pro rata portion of the Second Payment (representing the portion of the second year of the Employment Term occurring during the first fiscal year of the Company commencing after the Effective Date) shall be paid within two and one-half months after the end of the first fiscal year of the Company commencing after the Effective Date and (iv) the remainder of the Second Payment shall be paid within three months after the end of the second year of the Employment Term.

            (c) Stock Options. The Executive will be granted, as of the Effective Date hereof, a stock option (the "Option") to purchase 500,000 shares of the Company's common stock ("Stock"). Executive acknowledges that certain action will need to be taken by the Compensation Committee to effectuate such Option grant, which Company shall use its best efforts to cause to occur as soon as practicable after the date hereof. The exercise price with respect to each share of Stock subject to the Option will be the average between the high bid price and low ask price of the Stock on the NASDAQ market on July 23, 1996. The Option will become exercisable as to one-fifth of the shares of Stock subject thereto on each of the first, second, third, forth and fifth anniversaries of the date of grant. The Option will have a term of seven years (the "Option Term"). Upon the termination of Executive's employment:

                  (1) by reason of death, the Option shall become fully and
            immediately exercisable and the Executive's estate may exercise the Option until the earlier of one year following the Executive's death or the end of the Option Term, following which time the Option shall terminate and be no longer exercisable;

                  (2) by reason of "Disability" (as such term is defined in
            Section 4 below), the Option shall become fully and immediately exercisable and the Executive (or, following his death, his estate) may exercise the Option until the earlier of one year following the Date of Termination (as such term is defined in Section 4 below) or the end of the Option Term, following which time the Option shall terminate and be no longer exercisable;

                  (3) by the Company for "Cause" (as such term is defined in
            Section 4 below) other than for Disability, the Option shall immediately terminate and no longer be exercisable;

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                  (4) by the Executive without "Good Reason" (as such term is defined in Section 4 below), the Option, to the extent exercisable on the Date of Termination, shall remain exercisable by the Executive (or, following his death, his estate) until the earlier of 90 days following such date or the end of the Option Term, following which time the Option shall terminate and be no longer exercisable;

                  (5) by the Company without Cause or by the Executive with
            Good Reason (other than as a result of an event described in Section 4(b)(1)(vi)), the Option shall become fully and immediately exercisable and the Executive (or, following his death, his estate) may exercise the Option until the earlier of two years following the Date of Termination or the end of the Option Term, following which time the Option shall terminate and be no longer exercisable; or

                  (6) by the Executive for Good Reason as a result of an event described in Section 4(b)(1)(vi), the Option shall become immediately exercisable to the extent that it would have been exercisable, had such termination not occurred, at the end of the calendar year in which such event occurs and the Executive (or, following his death, his estate) may exercise the Option, to the extent so exercisable, until the earlier of two years following the Date of Termination or the end of the Option Term, following which time the Option shall terminate and be no longer exercisable

      In addition, during the Employment Term, the Executive shall be granted such additional options to purchase Stock (and other equity-based incentive compensation awards) in amounts no less than 25% of the future stock entitlements (and other equity-based incentive compensation entitlements), if any, granted to the Chairman of the Company under any plan or program in which senior executives of the Company Group are eligible to participate generally as may be determined by the Compensation Committee.

      The Executive will be entitled to pay the exercise price of the Option with shares of Stock previously acquired by the Executive and may elect to have any withholding taxes required to be withheld as a result of the exercise of the Option taken out of Stock issuable to the Executive as a result of such exercise. To the extent reasonably practicable, the Company will maintain in effect a registration statement on Form S-8 (or such other successor form as may be applicable) with respect to the offer and sale of shares to the Executive pursuant to the Option and a resale prospectus covering the resale by the Executive of the Stock acquired pursuant to the exercise of the Option.

      Other than as stated above, the Option will be governed by the terms and conditions of the Company's Stock Option Plan and the standard Stock Option Agreement thereunder to be executed by the Executive and the Company.

            (d) Incentive, Savings and Retirement Plans. During the Employment Term, the Executive shall be eligible to participate in all incentive, savings and retirement


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plans, practices, policies and programs, if any, that are applicable generally to other senior executives of the Company and its affiliated companies. It is acknowledged that the Executive's level of participation in these plans shall be consistent with an executive of his stature in the entertainment/media industry.

            (e) Welfare Benefit Plans. During the Employment Term, the Executive and his family shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company Group (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs, if any) that are applicable generally to other senior executives of the Company and its affiliated companies. It is acknowledged that the Executive's level of participation in these plans shall be consistent with an executive of his stature in the entertainment/media industry.

            (f) Expenses. During the Employment Term, the Company shall pay or promptly reimburse the Executive for all business expenses upon presentation of receipts therefor in accordance with the normal practices of the Company. It is acknowledged that the Executive will incur expenses consistent with an executive of his stature in the entertainment/media industry.

            (g) Fringe Benefits. During the Employment Term, the Executive shall be entitled to fringe benefits appropriate to an executive of Executive's stature in the entertainment/media industry, including, without limitation, tax and financial planning services (up to $7,500.00 per year), payment of the Executive's reasonable legal fees for preparation and review of this Employment Agreement and an automobile allowance to cover the cost of obtaining, insuring and maintaining two automobiles of Executive's choice (the "Fringe Benefits").

            (h) Vacation and Holidays. During the Employment Term, the Executive shall be entitled to four weeks of paid vacation per year and all other paid holidays given to employees of the Company. At the conclusion of each calendar year, the Executive shall be paid for any accrued, unused vacation days, if any.

      4. Termination of Employment.
         -------------------------

            (a) Cause. The Company may terminate the Executive's employment during the Employment Term for Cause. For purposes of this Agreement, "Cause" shall mean: (i) the conviction of, or pleading guilty to, a felony or crime involving moral turpitude; or (ii) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates after a written demand for substantial performance is delivered to the Executive by the Board, which specifically identifies the manner in which the Board or Company Chairman believes that the Executive has not substantially performed the Executive's duties; or (iii) a disability that prohibits the Executive from substantially meeting his responsibilities as a senior executive of the Company on a full-time basis for 90 out of 120 consecutive business days ("Disability").


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            For purposes of this provision, no act or failure to act, on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, by the Executive based upon authority given to the Executive pursuant to a resolution duly adopted by the Board or based upon the advice of regular outside counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Termination of the Executive's employment for Cause shall be effective upon receipt of notice pursuant to Section 4(e). For purposes of this provision, termination of the Executive's employment on account of the Disability of the Executive shall be by written notice to the Executive, effective 30 days after receipt thereof by the Executive, provided that, within 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties.

            (b)(1) Good Reason. The Executive's employment may be terminated by the Executive at any time during the Employment Term for Good Reason. For purposes of this Agreement, "Good Reason" shall mean in each case, without the Executive's prior written consent:

                  (i) the Company's failure to promote the Executive to
            significantly increased corporate responsibilities within 36 months after the Effective Date hereof;

                  (ii) the assignment to the Executive of any duties
            inconsistent with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, or any other action by the Company which, directly or indirectly, results in a diminution in such position, authority, duties or responsibilities;

                  (iii) any failure by the Company to comply with any of the compensation and benefits provisions of Section 3 of this Agreement;

                  (iv) the Company's requiring the Executive to be based at
            any office or location outside New York City;

                  (v) any failure by the Company to comply with and satisfy
            any covenant or agreement contained in this Agreement; or

                  (vi) Richard Snyder's termination of employment with the
            Company for reasons other than total disability or death.

            The Executive must notify the Company within 180 days of the occurrence of an event constituting Good Reason that he desires to terminate his employment with the Company for Good Reason as a result of such event. In the case of an event described in clauses (ii), (iii) or (v) above, the effective date of the Executive's termination of employment shall be at least 20 but no more than 30 days after the receipt by the Company of the


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Executive's notice and, if such event did not result from a bad faith action or omission by the Company, the Company shall have an opportunity to cure prior to the effective date of the Executive's termination. In the case of an event described in clauses (i) or (vi) above, the effective date of the Executive's termination of employment shall be 60 days after the receipt by the Company of the Executive's notice. In the case of an event described in clause (iv) or Section 4(b)(2), the effective date of the Executive's termination of employment shall be the date set forth in the Executive's notice.

            (b)(2) Good Reason; Change of Control. The Executive's employment further may be terminated by the Executive for Good Reason upon a Change of Control. For purposes of this Agreement, a Change of Control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company, an employee benefit plan of the Company, or any of the Company's direct or indirect affiliates (hereinafter, a "Third Party"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company or (ii) all or substantially all of the assets of the Company are acquired by a Third Party. All references in this Agreement to "Good Reason" shall be deemed to include a reference to termination upon a Change of Control.

            (c) Death. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Term.

            (d) Without Cause; Voluntary Resignation. At any time during the Employment Term, the Company may terminate the Executive's employment without Cause and the Executive may terminate his employment without Good Reason, by written notice to the other party, effective on the date specified in such notice, which shall not be more than 30 days after the receipt of notice.

            (e) Notice of Termination. Any termination of the employment of the Executive (other than by reason of death) shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

            (f) Date of Termination. "Date of Termination" means the effective date of the termination of the Executive's employment.

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      5. Obligations of the Company Upon Termination. (a) Certain Good Reason;
Other Than for Cause. If during the Employment Term, the Company shall terminate the Executive's employment without Cause and other than as a result of Disability or the Executive shall terminate his employment for Good Reason as a result of an event described in clauses 4(b)(1)(ii) - (v) hereof:

            (i) the Company shall pay to the Executive the aggregate of following amounts:

                  A. the sum of (1) the Executive's Annual Base Salary through the Date of Termination, (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), (3) any accrued vacation pay, in each case to the extent not theretofore paid, (4) any payments described in Section 3(b)(2) hereof and (5) any Annual Bonus for the fiscal year of the Company terminating prior to the Date of Termination, in each case to the extent not theretofore paid (the "Accrued Obligations"). All Accrued Obligations shall be paid in a lump sum in cash within 30 days of the Date of Termination; and

                  B. the Annual Base Salary in the amounts provided in Section
            3(a) through the later of the Scheduled Termination Date and the two-year anniversary of the Date of Termination, to be paid either
            (1) in a lump sum, if approved by the Board of Directors of the Company, within 30 days after the Date of Termination or (2) as salary continuation for the period through the Scheduled Termination Date or two-year anniversary of the Date of Termination, respectively. For purposes of this paragraph B, Annual Base Salary for the period following the Scheduled Termination Date shall be presumed to be at the rate required to be in effect on the Scheduled Termination Date.

            (ii) through the later of the Scheduled Termination Date or the two-year anniversary of the Date of Termination, the Company shall continue benefits to the Executive and his family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(e) of this Agreement if the Executive's employment had not been terminated, provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the corresponding medical and other welfare benefits described herein shall be terminated. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the later of the Scheduled Termination Date or


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      the two-year anniversary of the Date of Termination and to have retired on the last day of such period;

            (iii) through the later of the Scheduled Termination Date or the two-year anniversary of the Date of Termination, the Company shall continue to provide the Executive with the Fringe Benefits; and

            (iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided to the Executive or which the Executive is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies, to the extent payment of any such amounts or benefits are not already provided for under this Agreement (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

The Executive shall have no duty or obligation to mitigate the amounts or benefits required to be provided pursuant to this Subsection 5(a), and, except as specifically provided in clause (ii) hereof, such amounts and benefits shall not be reduced or offset by any other amounts to which Executive may become entitled.

            (b) Certain Good Reason; Expiration of Employment Term. If during the Employment Term the Executive's employment is terminated by the Executive for Good Reason as a result of an event described in Section 4(b)(1)(i) or 4(b)(2) hereof, or the Employment Term expires in the manner described in
Section 9 hereof:

            (i) the Company shall pay to the Executive the aggregate of the following amounts:

                  A. the Accrued Obligations in a lump sum in cash within 30 days of the Date of Termination; and

                  B. the Annual Base Salary in the amounts provided in Section
            3(a) through the two-year anniversary of the Date of Termination, to be paid either (1) in a lump sum, if approved by the Board of Directors of the Company, within 30 days after the Date of Termination or (2) as salary continuation for a period of two years following the Date of Termination. For purposes of this paragraph B, Annual Base Salary for the period following the Scheduled Termination Date shall be presumed to be at the rate required to be in effect on the Scheduled Termination Date;

            (ii) through the two-year anniversary of the Date of Termination, the Company shall continue benefits to the Executive and his family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in
      Section 3(e) of this Agreement if the Executive's employment had not been terminated, provided,

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      however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the corresponding medical and other welfare benefits described herein shall be terminated. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the two-year anniversary of the Date of Termination and to have retired on the last day of such period; and

            (iii) the Other Benefits.

The Executive shall have no duty or obligation to mitigate the amounts or benefits required to be provided pursuant to this Subsection 5(b), nor shall any such amounts or benefits be reduced or offset by any other amounts to which Executive may become entitled; provided, that (x) if the Executive becomes employed by a new employer during the two-year period following the Date of Termination, the Executive shall be required to return to the Company a pro-rata portion of the amounts provided for in clause (i)(B), if paid in a lump sum, or such amounts, if paid as salary continuation, shall cease as of the date of re-employment and (y) the benefits provided for in clause (ii) shall be offset to the extent specifically provided therein.

            (c) Death; Disability; Good Reason. If the Executive's employment is terminated by reason of the Executive's death or Disability or by the Executive for Good Reason as a result of an event described in Section 4(b)(1)(vi) hereof during the Employment Term, this Agreement shall terminate without further obligations to the Executive or his legal representatives under this Agreement, other than for payment of Accrued Obligations, the right to exercise the Executive's Option under Section 3(c) herein, and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive, his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

            (d) Cause; Other Than for Good Reason. If, during the Employment Term, the Executive's employment shall be terminated by the Company for Cause (other than for Disability) or by the Executive without Good Reason, this Agreement shall terminate without further obligations to the Executive other than the payment of Accrued Obligations, the right to exercise the Executive's Option under Section 3(c) herein and the timely payment or provision of Other Benefits. All Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. If the Executive's employment is terminated for Cause, nothing in this Agreement shall prevent the Company from pursuing any available remedies against the Executive.

            (e) Certain Reductions. (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the payments pursuant to this Agreement shall be reduced to the extent that such reduction would result in after-tax payments and benefits to the Executive that exceed the after-tax payments and benefits to which the Executive would be entitled without such reduction. In the event of


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any such reduction, the Executive shall be entitled to designate the specific payments or benefits reduced.

            (ii) All determinations required to be made under this Subsection 5(e) shall be made by such certified public accounting firm as may be designated by the Executive (the "Accounting Firm"). Either party hereto may call for an Accounting Firm to be designated by the Executive to make a determination hereunder. The Accounting Firm shall provide detailed supporting calculations to either party hereto upon request therefore. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive and the Company and the Executive agree not to take any position (in any tax return or otherwise) inconsistent with such determination.

            (iii) As a result of potential uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that a payment will be made to the Executive which should not have been made. In the event of determination by the IRS or a court that the Excise Tax applies to any Payment which is not appealable or which the Executive chooses not to appeal, the Executive shall return to the Company all or any portion of the payments or benefits provided pursuant to this Agreement (without interest) that the Executive determines would result in the Excise Tax ceasing to apply to any Payment.

            6. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

            7. Full Settlement; Legal Fees. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. The Company agrees to pay as incurred, all legal and professional fees and expenses which the Executive may reasonably incur as a result of the negotiation and preparation of this Agreement, the Executive's indirect investment in the Company and the transactions contemplated hereby and thereby, and any contest by the Executive in good faith, by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in
Section 7872(f)(2)(A) of the Code provided that in connection with any contest of this Agreement, the Executive shall only be entitled to reimbursement of legal fees in the event that he substantially prevails with respect to at least one material issue.

            8. Confidential Information; Non-Solicitation. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

            (b) For a period of one year following the termination of the Executive's employment for any reason, the Executive shall not, directly or indirectly, (i) employ or seek to employ any person who is at the Date of Termination, or was at any time within the six-month period preceding the Date of Termination, an employee of the Company or any of its subsidiaries or affiliates or otherwise cause or induce any employee of the Company or any of its subsidiaries or affiliates to terminate such employee's employment with the Company or such subsidiary or affiliate for the employment of another company (included for this purpose the contracting with any person who was an independent contractor of the Company during such period) or (ii) solicit any customers of the Company to purchase products or services then sold by the Company from another person or entity without, in either case, the prior written consent of the Company's Board of Directors[; provided, that this
Section 8 is not intended to prevent the Executive from engaging in production and distribution activities which in the normal course of business would result in supplying product to customers of the Company].

            9. Employment Renewal. One year prior to expiration of the Employment Term, the Company and the Executive shall enter into good-faith negotiations for a new employment agreement. If the Company fails to offer the Executive a new agreement with terms no less favorable than those in effect at the Scheduled Termination Date, or if such offer is subsequently revoked, the Executive shall be entitled to the benefits described in Section 5(b) hereof.

            10. Successors.

                  (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, but shall not be assignable by the Company (other than to an entity which at the time of assignment is a wholly-owned direct or indirect subsidiary of the Company) without the prior written consent of the Executive; provided that no such consent shall be required in the event of an assignment to a Third Party in a Change of Control. In the event of an assignment pursuant to the parenthetical provision of the preceding sentence, the term "Change in Control" shall include, for purposes of this Agreement, a change in the effective control of the assignee.

                  (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

            11. Insurance and Indemnification. (a) The Executive shall be covered by directors' and officers' liability insurance to the same extent as the Company Chairman. The Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law with respect to any act or omission committed by the Executive in the performance of his duties hereunder. Amounts payable pursuant to such indemnity shall be paid as the related expense or liability arises. The Company hereby represents that, as of the Effective Date, its by-laws and articles of incorporation provide the Executive with the maximum limitation of the Executive's liability permitted by applicable law. The obligations of this Section 11 shall survive the termination of the Employment Term and shall apply notwithstanding any provision to the contrary in Section 5 herein.

            12. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. This Agreement constitutes the entire understanding of the parties hereto with respect to the employment of the Executive by the Company, and supersedes any and all prior understandings, agreements or commitments related thereto.

            (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                      If to the Executive:
                      -------------------

                      Mr. Eric Ellenbogen
                      1 W. 72nd Street
                      New York, New York

                      With a copy to:
                      ---------------

                      Arthur H. Kohn
                      Cleary, Gottlieb, Steen & Hamilton
                      One Liberty Plaza
                      New York, New York  10006


                      If to the Company:
                      -----------------

                      Golden Books Family Entertainment,
                      850 Third Avenue
                      New York, New York  10022
                      Attention:  General Counsel

                      With a copy to:
                      --------------

                      Rita A. Hernandez
                      Schulte Roth & Zabel
                      900 Third Avenue
                      New York, NY 10022

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            (e) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

            IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                ERIC ELLENBOGEN

                                /s/ Eric Ellenbogen
                                ---------------------------


                                GOLDEN BOOKS FAMILY ENTERTAINMENT, INC.

                                By: /s/ Richard E. Snyder
                                   -----------------------------------
                                   Name:  Richard E. Snyder
                                   Title: Chairman of the Board of Directors
                                         and Chief Executive Officer